Exhibit 10.1

ANALOGIC CORPORATION

Restricted Stock Unit Agreement (Time-based Vesting with Double Trigger)

Amended and Restated 2009 Stock Incentive Plan

This Restricted Stock Unit Agreement is made as of the Agreement Date between Analogic Corporation (the “Company”), a Massachusetts corporation, and the Participant.

I.	Agreement Date

Date:	March 8, 2013

II.	Participant Information

Participant:	James W. Green

III.	Grant Information

Grant Date:	December 4, 2012
Number:	25,000 restricted stock units

IV.	Vesting Table

Vesting Date	Percentage of RSUs that Vests
December 4, 2015	100%

This Agreement includes this cover page and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

ANALOGIC CORPORATION	PARTICIPANT

/s/ Michael L. Levitz	/s/ James W. Green
Name: Michael L. Levitz	Name: James W. Green
Title: Senior Vice President

ANALOGIC CORPORATION

Restricted Stock Unit Agreement (Time-based Vesting with Double Trigger)

Exhibit A – General Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of RSUs. In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”), an award of time-based Restricted Stock Units (the “RSUs”), representing the number of RSUs set forth on the cover page of this Agreement. Except as specifically set forth herein, the RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $.05 par value per share, of the Company (the “Common Stock”) for each RSU that vests. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares”.

2. Vesting of RSUs and Issuance of Shares.

(a) General. Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the vesting table set forth on the cover page of this Agreement (the “Vesting Table”). Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded to the nearest whole number of RSUs. Subject to Section 4, as soon as administratively practicable after each vesting date shown in the Vesting Table (the “Vesting Dates”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date. In no event shall the Shares be issued to the Participant more than 30 days after the applicable Vesting Date.

(b) Employment Termination.

(1) If the Participant ceases to be employed by the Company as a result of (i) a termination by the Company without Cause (as defined below), (ii) death, (iii) Disability (as defined below), or Retirement (as defined below), then the Additional Pro Rata RSUs (as defined below) shall vest as of such employment termination. The “Additional Pro Rata RSUs” shall mean (i) the number of RSUs that would have vested on the next Vesting Date multiplied by (ii) a fraction, the numerator of which is the number of full months elapsed since the most recent Vesting Date (or the Grant Date, if termination occurs prior to the first Vesting Date) and the denominator of which is the number of months between the most recent Vesting Date and the next Vesting Date. The Shares equal to the number of Additional Pro Rata RSUs that vest pursuant to this Section 2(b)(1) shall be delivered to the Participant within 30 days following the date of Participant’s termination of employment. Any unvested RSUs (after giving effect to the vesting of the Additional Pro Rata RSUs) shall be automatically forfeited as of such employment termination. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

(2) If the Participant ceases to be employed by the Company as a result of the termination of his or her employment by the Company for Cause or as a result of his or her voluntary resignation (other than in the case of Retirement), all unvested RSUs shall be automatically forfeited as of such employment termination.

(c) Change in Control Event. In the event of a Change in Control Event (as defined in the Plan), any unvested portion of this RSU award shall, upon the effective time of such Change in Control Event, become a cash award (the “Substitute Cash Award”) that is equal in value to the Fair Value of any unvested RSUs set forth in the Vesting Table at the time of the Change in Control Event. Any dividends with respect to the unvested portion of this RSU award that would otherwise be delivered pursuant to Section 3 upon vesting of such portion shall also be deemed part of the Substitute Cash Award. The Company will place the Substitute Cash Award in a trust (the “Trust”) for the benefit of the Participant immediately prior to the Change in Control Event. The Substitute Cash Award held by the Trust shall be subject to the same vesting and forfeiture restrictions (the “Restrictions”) set forth in this Agreement in the same manner and to the same extent as the Restrictions applied to the unvested RSUs and such Restrictions shall inure to the benefit of the Company’s successor. As such, the portion of the Substitute Cash Award held in the Trust that is attributable to the portion of the unvested RSUs that would have vested on any applicable Vesting Date shall be paid to Participant within 30 days following such Vesting Date, subject to the satisfaction of the vesting and other provisions of this Agreement and the Plan. Notwithstanding anything to the contrary herein, if, within the 24- month period following a Change in Control Event, the Participant ceases to be employed by the Company as a result of a termination by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below), all Restrictions on the Substitute Cash Award shall lapse automatically and such award shall be deemed fully vested as of the date of such termination and any remaining Substitute Cash Award held by the Trust shall be delivered to the Participant within 30 days of the date of termination. The Trust shall be established in a manner consistent with Internal Revenue Service Revenue Procedure 92-64 (containing model Rabbi trust provisions). The Substitute Cash Award shall be treated for all purposes as an unfunded, unsecured promise to pay the cash held by the Trust. Any funds placed in the Trust shall be subject to the claims of the creditors of the Company and / or any Company successor.

(d) Notice of Termination. Following a Change in Control Event, any termination by the Company for Cause or by the Participant for Good Reason pursuant to this Agreement shall be communicated by a Notice of Termination (as defined below) to the other party. A “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which shall be not more than 15 days after the giving of such notice). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Participant or the Company or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights.

(e) Separation from Service. Notwithstanding anything herein to the contrary, no Shares to be issued to the Participant pursuant to Section 2(b)(1) nor any Substitute Cash Award to be delivered to the Participant pursuant to Section 2(c), in each case on account of the termination of the Participant’s employment with the Company, shall be delivered unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”). To the extent that the termination of service under Section 2(b)(1) or 2(c), as the case may be, is not a Separation from Service, then the Shares or Substitute Cash Award to be delivered pursuant to such Section shall be held by the Company or its successor (or by the Trust in the case of the Substitute Cash Award) until a Separation from Service of the Participant occurs and shall be delivered to the Participant within 30 days thereafter. The determination of whether and when the Participant’s Separation from Service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 2(e), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(f) Section 409A. Any Shares or Substitute Cash Award delivered pursuant to this Agreement shall be paid at the time set forth herein and shall not be accelerated or deferred by either the Company or the Participant except to the extent permitted or required by Section 409A of the Internal Revenue Code. Each installment of the Shares or Substitute Cash Award due under the Agreement that would, absent this section, be paid within the six-month period following the Participant’s Separation from Service shall, to the extent that the Participant is a “specified employee” at the time of such termination, not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Participant’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Participant’s Separation from Service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein. The determination of whether the Participant is a “specified employee” at the time of a Separation from Service shall be made in accordance with Treasury Regulation Section 1.409A-1(i). The Company makes no representation or warranty and shall have no liability to the Participant or to any other person if any of the provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

(g) Definitions.

(1) For purposes of this Agreement, “Cause” shall mean any intentional dishonest, illegal, or insubordinate conduct which is materially injurious to the Company or a subsidiary, or a breach of any provision of any employment, nondisclosure, non-competition or similar agreement between the Participant and the Company.

(2) For purposes of this Agreement, “Disability” shall mean a disability that entitles the Participant to receive benefits under a Company-sponsored disability program. If no program is in effect for the Participant, Disability will apply if the Participant has become totally and permanently disabled within the meaning of Section 22(e)(3) of the Code.

(3) For purposes of this Agreement, “Retirement” shall mean the Participant voluntarily leaving the employment of the Company with a combination of years of age and years of service of at least 75 and at least 10 years of service; provided that a Participant will not be deemed to have retired in any situation involving a termination for Cause, as determined by the Company.

(4) For the purposes of this Agreement, “Good Reason” means (i) the assignment to the Participant of any responsibilities or duties inconsistent in any respect with the Participant’s Position and Duties (as defined below), excluding any action that is remedied by the Company promptly after receipt of written notice given by the Participant; (ii) any failure by the Company to provide any of the Ongoing Compensation (as defined below), excluding any failure that is remedied by the Company promptly after receipt of written notice given by the Participant; (iii) the Company requiring the Executive to be based at any location other than those locations described in the Position and Duties; (iv) any purported termination by the Company of the Participant’s employment other than for Cause; or (v) any failure by a successor to the Company to comply with and satisfy Section 8 (Successors) below, provided that such successor has received at least ten days prior written notice from the Company or the Participant of the requirements of Section 8.

(5) For the purposes of this Agreement, “Position and Duties” means (i) a position (including, without limitation, offices, titles, and reporting requirements), authority, duties, and responsibilities that is at least commensurate in all material respects with the most significant of, and the highest grade or level of, those that were held or exercised by the Participant or assigned to the Participant at any time during the 120-day period immediately preceding the Change in Control Event, and (ii) services that are performed at the location where the Participant was employed immediately preceding the Effective Date or any other location less than 35 miles from Peabody, Massachusetts.

(6) For the purposes of this Agreement, “Ongoing Compensation” means, (i) an annual base salary (“Annual Base Salary”), paid at a biweekly rate, equal to the base salary in effect immediately prior to the Change in Control Event. Pending the vesting of the Substitute Cash Award, the Participant’s Annual Base Salary shall be reviewed at least annually and shall be adjusted at any time and from time to time as shall be consistent with adjustments in base salary generally awarded in the ordinary course of business to other peer executives of the Company. Annual Base Salary shall not be reduced after any such increase, and, after any such increase, the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased; (ii) eligibility for an annual bonus (the “Annual Bonus”) in accordance with the Company’s then existing incentive plan; (iii) eligibility (including for the Participant’s family, as the case may be) to participate in and receive benefits under, all incentive, savings, retirement and welfare plans, practices, policies, and programs generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies, and programs provide the Participant (or the Participant’s family) with incentive opportunities (measured with respect to both regular and special incentive opportunities), savings opportunities, retirement benefits opportunities or welfare benefits that are, in each case, less favorable, in the aggregate, than the most favorable of the corresponding opportunities that were provided by the Company for the Participant under such plans, practices, policies, and programs as were in effect at any time during the 120-day period immediately preceding Change of Control Event; (iv) prompt reimbursement for all reasonable business expenses incurred by the Participant in accordance with the practices, policies, and procedures of the Company; (v) fringe benefits in accordance with the practices, policies, and programs of the Company as were in effect for the Participant at any time during the 120-day period immediately preceding the Change in Control Event; (vi) paid vacation in accordance with the most favorable plans, practices, policies, and programs of the Company as were in effect for the Executive at any time during the 120-day period immediately preceding the Change in Control Event.

(7) For the purposes of this Agreement, “Fair Value” means the fair market value of an unrestricted share of Common Stock multiplied by the number of unvested RSUs at the time of the Change in Control Event.

3. Dividends. At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the Grant Date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.

4. Withholding Taxes. The Company shall deduct and hold back from the number of Shares issuable or deduct from the amount of cash payable to the Participant as a result of the vesting of any RSUs or Substitute Cash Awards pursuant to Section 2, as the case may be, such number of Shares as have a Fair Market Value (as defined in the Plan) equal to, or an amount of cash equal to, the Company’s federal, state, and local or other income and employment tax withholding obligations with respect to the income recognized by the Participant as a result of such vesting (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income).

5. Restrictions on Transfer. The RSUs and Substitute Cash Awards, and any interest therein (including the right to receive dividend payments in accordance with Section 3), are subject to the restrictions on transfer set forth in Section 11(a) of the Plan.

6. Non-Competition Covenant. The Participant’s execution and delivery of this Agreement shall constitute an agreement between the Participant and the Company that, during the one-year period following the termination of the Participant’s employment with the Company, whether voluntarily or involuntarily, the Participant may not accept an identical or substantially similar position to that held by the Participant at the Company immediately prior to termination with any business that is directly competitive with the business of the Company, or otherwise has any material investment or interest in any such a competitive business.

7. Provisions of the Plan. This Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

8. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 (nor the vesting of the Substitute Cash Award) do not constitute an express or implied promise of continued employment for the vesting period, or for any period.

(b) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any applicable conflict of law principles.

(d) Interpretation. The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.